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                                                                    EXHIBIT 99.1



                        SALTON, INC. ENTERS INTO AMENDED
                              FORBEARANCE AGREEMENT
                             WITH ITS SENIOR LENDERS

LAKE FOREST, Ill., June 10, 2004 - Salton, Inc. (NYSE: SFP) announced today that it has entered into an amended forbearance agreement with its senior lenders. The senior lenders have agreed, subject to the Company's compliance with the terms and conditions of the amended agreement, to extend until September 30, 2004 the period during which they will forbear from exercising their remedies relating to Salton's failure to comply with certain financial covenants in its senior debt.

The forbearance period is subject to several conditions, including a requirement that Salton: (a) deliver to the senior lenders by no later than June 25, 2004 a commitment letter for additional funding of at least $25 million on terms acceptable to the senior lenders; and (b) receive such additional funding by July 12, 2004. The Company is currently negotiating with several parties the terms of such additional funding and other financing alternatives. The investment banking firm of Houlihan Lokey Howard & Zukin Capital has been assisting the Company in connection with its examination of various capital raising opportunities. There is no assurance that the Company will receive a commitment letter for, or consummate any, financing.

The amended agreement permits the interest payment of approximately $6.7 million due on June 15, 2004 under Salton's outstanding 10-3/4% senior subordinated notes if Salton meets certain conditions, including that Salton's availability under its senior credit agreement is at least $10 million after such payment. There is no assurance that these conditions will be satisfied.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, home decor and personal care products. Our product mix includes a broad range of small kitchen and home appliances, tabletop products, time products, lighting products, picture frames and personal care and wellness products. .We sell our products under our portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse(TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). The company believes its strong market position results from its well-known brand names, high quality and innovative products, strong relationships with customer base and focused outsourcing strategy.

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's ability to realize the benefits it expects from its U.S. restructuring plan; the Company's continued compliance with the terms and conditions of its amended forbearance agreement to its senior secured revolving credit facility; the Company's ability to amend and/or refinance in its senior secured revolving credit facility and/or obtain extension(s) of the forbearance period beyond September 30, 2004; the Company's ability to secure additional funds required by the terms of its amended forbearance agreement to its senior secured revolving credit facility; the Company's substantial indebtedness and restrictive covenants in the Company's debt instruments; the Company's relationship and contractual arrangements with key customers, suppliers and licensors; pending

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legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

Salton, Inc.
David Mulder, 847-803-4600

or

CEOcast, Inc.
Investor Relations
Ken Sgro, 212-732-4300

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